Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

1.                                       XImage Corporation, a California corporation

2.                                       ImageWare Systems ID Group, Inc., a Delaware corporation

(formerly Imaging Technology Corporation)

3.                                       I.W. Systems Canada Company, a Nova Scotia unlimited liability company

4.                                       ImageWare Digital Photography Systems, LLC, a Nevada limited liability company (formerly Castleworks LLC)

5.                                       E-Focus West LLC, a Nevada limited liability company

6.                                       G&A Imaging, Inc., a Nevada corporation

7.                                       Digital Imaging International GmbH, a company formed under German laws

8.                                       Digital Imaging Asia Pacific Pte. Ltd., a company formed under Singapore laws